Exhibit 3.2

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

of

FORD CREDIT AUTO RECEIVABLES TWO LLC
(a Delaware Limited Liability Company)

by

FORD MOTOR CREDIT COMPANY LLC,
as Member

Dated as of January 29, 2001,
as amended and restated as of September 1, 2015

i

ARTICLE IX MISCELLANEOUS		21
Section 9.1.	Amendments	21
Section 9.2.	Benefit of Agreement	21
Section 9.3.	Governing Law	21
Section 9.4.	Severability	21
Section 9.5.	Headings	21
Section 9.6.	Counterparts	21

ii

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of September 1, 2015 (this “Agreement”), of Ford Credit Auto Receivables Two LLC, a Delaware limited liability company, by Ford Motor Credit Company LLC, a Delaware limited liability company, as the sole Member of the Company.

BACKGROUND

The Member established Ford Credit Auto Receivables Two LLC under a certificate of formation in January 2001 and entered into a limited liability company agreement to govern its activities and the conduct of its business.  The Member subsequently amended and restated the limited liability company agreement and now intends to further amend and restate the agreement on the terms in this Agreement.

The Member agrees as follows:

ARTICLE I
DEFINITIONS AND USAGE

Section 1.1.                                 Definitions.  Capitalized terms used in this Agreement are defined below.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Affiliate” means, for a specified Person, another Person controlling, controlled by or under common control with the specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning stated in the preamble.

“Authorized Officers” has the meaning stated in Section 4.11(a).

“Basic Documents” means this Agreement and any Sale and Servicing Agreements, Indentures, trust agreements, receivables purchase agreements, administration agreements, depositary agreements and other agreements relating to the issuance of Securities, including the documents and certificates delivered in connection with those agreements.

“Board of Managers” has the meaning stated in Section 4.1.

“Certificate of Formation” means the Certificate of Formation of the Company, dated and effective as of January 29, 2001, as amended and restated as of March 1, 2001.

“Code” means the Internal Revenue Code of 1986.

“Company” means Ford Credit Auto Receivables Two LLC, a Delaware limited liability company.

“Ford Credit” means Ford Motor Credit Company LLC, a Delaware limited liability company.

“Indemnified Party” has the meaning stated in Section 7.2(a).

“Indenture” has the meaning stated in Section 2.4(a)(v).

“Independent Manager” means an individual who:

(a)                                 at the time of appointment as a manager and during the five years immediately before appointment, and so long as the individual is a Manager of the Company, is not (i) a manager, director, officer or employee Ford Credit or its Affiliates (other than as an Independent Manager or other similar capacity), (ii) a manager, director, officer or employee of a company which is a supplier of Ford Credit or its Affiliates (other than for services described in clause (c) below), (iii) a beneficial owner of the number of shares of any class of common stock of Ford Credit or its Affiliates the value of which is more than 3% of the individual’s net worth or (iv) a member of the immediate family of an individual described in clauses (i) through (iii);

(b)                                 has prior experience as an independent director or independent manager for a company whose organizational documents required the unanimous consent of all independent directors or independent managers of the company before it could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state bankruptcy law; and

(c)                                  has at least three years of employment experience with one or more companies that provide, in the ordinary course of their businesses, independent director or independent manager placement services to depositors and issuers of asset-backed securities and special-purpose entities used in securitization or structured finance transactions.

“Insolvency Event” means, for a Person, (a) the making of a general assignment for the benefit of creditors, (b) the filing of a voluntary petition in bankruptcy, (c) being adjudged bankrupt or insolvent, or having had entered against the Person an order for relief in any bankruptcy or insolvency proceeding, (d) the filing by the Person of a petition or answer seeking reorganization, liquidation, dissolution or similar relief under any law, (e) seeking, consenting to or acquiescing in the appointment of a trustee, liquidator, receiver or similar official of the Person or of all or any substantial part of the Person’s assets, (f) the failure to obtain dismissal or a stay within 60 days of the start of or the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding against the Person seeking (i) reorganization, liquidation, dissolution or similar relief under any law or (ii) the appointment of a trustee, liquidator, receiver or similar official of the Person or of all or any substantial part of the Person’s assets or (g) the failure by the Person generally to pay its debts as they become due.

“Manager” has the meaning stated in Section 4.2.

“Member” means Ford Credit or a Substitute Member, each in its capacity as a member of the Company, but will not include a Special Member.

“Permitted Activities” has the meaning stated in Section 2.4(a).

“Person” means a legal person, including a corporation, natural person, joint venture, limited liability company, partnership, trust, business trust, association, government, a department or agency of a government or any other entity.

“Rating Agency” means, for any outstanding Securities, each nationally recognized statistical rating organization engaged by the Member or the Company to rate the Securities.

“Rating Agency Condition” means, for an action or request and a Rating Agency, the satisfaction of either of the following conditions, according to the then-current policies of the Rating Agency for that action or request:

(a)                                 the Rating Agency has notified the Company and the Servicer and Trustees under the related Sale and Servicing Agreements and Indentures that the proposed action or request will not result in a downgrade or withdrawal of its then-current rating on any outstanding Securities for which it is a Rating Agency; or

(b)                                 the Company has given ten business days’ prior notice to the Rating Agency and the Rating Agency has not notified the Company and the Servicer and Trustees under the related Sale and Servicing Agreements and Indentures before the end of the ten-day period that the action will result in a downgrade or withdrawal of its then current rating on any of the outstanding Securities for which it is a Rating Agency.

“Receivables” has the meaning stated in Section 2.4(a)(i).

“Sale and Servicing Agreement” has the meaning stated in Section 2.4(a)(iv).

“Securities” has the meaning stated in Section 2.4(a)(v).

“Servicer” has the meaning stated in Section 2.4(a)(iv).

“Special Member” means an Independent Manager admitted as a member of the Company under Section 3.4.

“Substitute Member” means a Person appointed as a substitute member of the Company under Section 3.4.

“Trust” has the meaning stated in Section 2.4(a)(iv).

“Trustee” has the meaning stated in Section 2.4(a)(iv).

“Underlying ABS” has the meaning stated in Section 2.4(a)(iii).

Section 1.2.                                 Usage.  The following usage rules apply to this Agreement and any document delivered under this Agreement:

(a)                                 The term “document” includes any document, agreement, instrument, certificate, notice, report, statement or other writing, whether in electronic or physical form.

(b)                                 Accounting terms not defined or not completely defined in this Agreement will have the meanings given to them under generally accepted accounting principles, international financial reporting standards or other applicable accounting principles in effect in the United States.

(c)                                  References to “Article,” “Section,” “Exhibit,” “Schedule,” “Appendix” or another subdivision of or to an attachment are, unless otherwise stated, to an article, section, exhibit, schedule, appendix or subdivision of or an attachment to the document in which the reference appears.

(d)                                 Any document defined or referred to in this Agreement means the document as amended, modified, supplemented, restated or replaced, including by waiver or consent, and includes all attachments to and instruments incorporated in the document.

(e)                                  Any statute defined or referred to in this Agreement means the statute as amended, modified, supplemented, restated or replaced, including by succession of comparable successor statute, and includes any rules and regulations under the statute and any judicial and administrative interpretations of the statute.

(f)                                   References to “law” or “applicable law” in this Agreement include all regulations enacted under such law.

(g)                                  The terms defined in this Agreement apply to the singular and plural forms of those terms.

(h)                                 The term “including” means “including without limitation.”

(i)                                     References to a Person are also to its permitted successors and assigns, whether in its individual or representative capacity.

(j)                                    In the computation of periods of time from one date to or through a later date, the word “from” means “from and including,” the word “to” means “to but excluding,” and the word “through” means “to and including.”

(k)                                 References to a month, quarter or year are, unless otherwise stated, to a calendar month, calendar quarter or calendar year.

ARTICLE II
ORGANIZATION

Section 2.1.                                 Formation, Name, Location of Office.

(a)                                 Formation.  The Company was formed on January 29, 2001 by the execution, delivery and filing of the Certificate of Formation with the Secretary of State of the State of Delaware by an “authorized person” within the meaning of the Act, which actions are ratified and confirmed.  On filing of the Certificate of Formation, the powers of the “authorized person” ceased and the Member became the designated “authorized person” and continues as the designated “authorized person” within the meaning of the Act.  The Member will execute or cause to be executed all other documents, and will do or cause to be done all filings, recordings, publishing and other acts necessary or advisable to comply with all requirements for the formation and/or operation and, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company intends to conduct any activities.

(b)                                 Name.  The name of the limited liability company governed by this Agreement is “Ford Credit Auto Receivables Two LLC” and the business of the Company will be carried on in this name.

(c)                                  Location of Office.  The principal office of the Company will be c/o Ford Motor Credit Company LLC, One American Road, Suite 2411, Dearborn, Michigan 48126, Attention: Corporate Secretary, or another place or places the Board of Managers may designate.

Section 2.2.                                 Registered Office in Delaware.  The registered office of the Company in the State of Delaware is located at 1209 Orange Street, County of New Castle, in the City of Wilmington.

Section 2.3.                                 Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, County of New Castle, in the City of Wilmington.

Section 2.4.                                 Purposes and Powers; Restrictions.

(a)                                 Permitted Activities.  The limited purposes for which the Company is organized are to engage in the following activities (“Permitted Activities”):

(i)                                     to acquire all right, title and interest in receivables or leases originated to finance the sale or lease of new or used motor vehicles, including cars, trucks and utility vehicles, payments due under them, security interests in the motor vehicles financed by them, proceeds from claims on insurance companies for insurance covering the motor vehicles or obligors and other related rights (“Receivables”);

(ii)                                  to acquire, own, hold, service, sell, assign and pledge the Receivables, collateral securing the Receivables, rights under related insurance policies, agreements with motor vehicles dealers and any proceeds or other related rights;

(iii)                               to acquire from Ford Credit or its Affiliates one or more series or classes of bonds, notes or other evidences of indebtedness, certificates or other securities (“Underlying ABS”) issued by one or more trusts or other special-purpose entities established by Ford Credit or its Affiliates to which Ford Credit or its Affiliates transferred Receivables;

(iv)                              to transfer Receivables or Underlying ABS to one or more grantor, business, statutory or other trusts established by the Company (each, a “Trust”) under one or more sale and servicing agreements or similar agreements (each, a “Sale and Servicing Agreement”) to be entered into among the Company, the Trust, the owner trustee and/or indenture trustee named in those agreements (each, a “Trustee”) and the servicer of the Receivables named in those agreements (a “Servicer”) and to perform its obligations under those agreements;

(v)                                 to authorize, accept, hold, sell and/or deliver in connection with securitization transactions one or more series or classes of bonds, notes or other evidences of indebtedness, certificates or other securities (“Securities”) issued by the Trusts under one or more indentures or similar agreements (each, an “Indenture”) and secured or collateralized by one or more pools of Receivables or Underlying ABS, so long as the Company has no liability under any Securities except for its obligations relating to the pools of Receivables or Underlying ABS securing or collateralizing the Securities;

(vi)                              to establish bank accounts for the Company;

(vii)                           to execute applications or other documents or take any other action in connection with the qualification, licensing or authorization of the Company to engage in business in any jurisdiction;

(viii)                        to execute all documents necessary for the Company to form one or more limited liability companies, Trusts or other subsidiaries of the Company (whether owned in whole or in part by the Company), with the Company acting on its own or together with any other persons, including entering into, on behalf of the Company, any trust agreement, limited liability company agreement, certificate of formation, certificate of trust or other similar organizational document; and

(ix)                              to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the purposes and powers described above and are necessary or advisable to accomplish those purposes and powers.

(b)                                 Entry into Basic Documents.  The Company, by or through any Manager or any Authorized Officer on behalf of the Company, may enter into and perform the Basic Documents without any further act, vote or approval of any other Person.  This authorization will not be considered a restriction on the powers of any Manager or any Authorized Officer to enter into other agreements on behalf of the Company.

(c)                                  Restricted Activities.  The Company will not, without satisfying the Rating Agency Condition, do any of the following:

(i)                                     engage in any business or activity other than a Permitted Activity;

(ii)                                  create, incur or assume any indebtedness or issue any security or sell or transfer any Receivables  or Underlying ABS to a Trust or other Person which issues a security relating to the receivables or Underlying ABS unless the indebtedness or security (A) has no recourse to any assets of the Company other than the assets to which the indebtedness or security relates and (B) is not a claim against the Company if cash flow from the assets securing or collateralizing the indebtedness or security is insufficient to repay the debt, and if the indebtedness or security is considered a claim against the Company generally or against any other assets securing or collateralizing any other indebtedness or security of the Company, the claim will be subordinate to the claims of the indebtedness or security to which those assets relate;

(iii)                               create, incur or assume any indebtedness or issue any security or sell or transfer any Receivables or Underlying ABS to a Trust or other Person which issues a security relating to the receivables or Underlying ABS unless the debt or security holders (A) agree or are considered to have agreed that the related debt, liabilities and obligations will be enforceable against the assets securing or collateralizing the indebtedness or security only, and not against the assets of the Company generally or against any other assets securing or collateralizing any other indebtedness or security of the Company and (B) agree or are considered to have agreed that if the debt or security holders are considered to have any interest in the assets of the Company generally or any other assets collateralizing or securing any other indebtedness or security of the Company, their interest in those assets will be subordinate to claims or rights of the other debt or security holders to those assets and that the agreement will be a subordination agreement for purposes of Section 510(a) of the Bankruptcy Code;

(iv)                              become or remain liable, directly or contingently, under any indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or purchase, agreement to supply or advance funds, or otherwise, except in connection with a Permitted Activity;

(v)                                 make or allow to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate other than in connection with Permitted Activities, except that the Company will not be prohibited from causing a distribution of funds to its Member;

(vi)                              enter into any transaction or merger or consolidation with or into any other Person, or convey all or substantially all of its properties and assets to any Person, other than in connection with a Permitted Activity, unless (A) the entity (if other than the Company) formed as a result of or surviving the consolidation or merger, or which acquires the Company’s properties and assets is (i) organized and existing under the laws of the State of Delaware, (ii) assumes the Company’s obligations under the Basic Documents and (iii) is governed under an organizational document with terms substantially identical to this Section 2.4 and Section 2.5, (B) the Rating Agencies and the Trustees have received at least ten days’ prior notice of the merger, consolidation or sale of assets, (C) the merger, consolidation or sale of assets will not conflict with the Certificate of Formation and (D) immediately after giving effect to the merger, consolidation or sale of assets, no default or event of default by or relating to the Company has occurred and is continuing under any material agreement to which the Company is a party;

(vii)                           become party to, or permit its properties to be bound by, any indenture, mortgage, contract, agreement or lease, except according to the Basic Documents or any  other any documents in connection with a Permitted Activity; and

(viii)                        amend or repeal this Section 2.4 or Section 2.5, unless required by the Act.

Section 2.5.                                 Conduct of Business.

(a)                                 Separateness.  The Company will at all times:

(i)                                     maintain its existence as a limited liability company and remain in good standing under the laws of the State of Delaware;

(ii)                                  observe all limited liability company procedures required by this Agreement and the Act;

(iii)                               ensure that (A) its business is at all times managed by or under the direction of the Board of Managers, (B) the Board of Managers has authorized all actions requiring authorization and (C) when required by law or by this Agreement, it has obtained authorization for action from its Member;

(iv)                              maintain its books, financial statements and other documents and records separate from those of the Member, its Affiliates or any other Person;

(v)                                 ensure that its assets are not commingled with those of the Member or its Affiliates, and not hold itself out as being liable for the debts of another;

(vi)                              maintain its bank accounts and books of account separate from those of its Affiliates, the Member or the Member’s Affiliates or any other Person or entity; and ensure that its funds and other assets will at all times be readily distinguishable from the funds and other assets of its Affiliates, the Member and its Affiliates or any other Person;

(vii)                           act solely in its own name and through its own managers and agents so as not to mislead others about its identity or the identity of any Affiliate and correct any known misunderstanding about its separate identity, and conduct all oral and written communications, solely in its own name;

(viii)                        separately manage its liabilities from those of the Member and its Affiliates and pay its own liabilities, including all administrative expenses, from its own assets, except that (A) the Member or its Affiliates may pay some of the organizational costs of the Company, and the Company will reimburse the Member or its Affiliate for its allocable portion of shared expenses paid by the Member or its Affiliate and (B) the Member may pay fees and expenses and indemnify parties under Section 2.5(c);

(ix)                              maintain arm’s length relationships with its Affiliates;

(x)                                 not create, incur or assume any indebtedness, other than the Securities and other obligations permitted under the Basic Documents, unless the indebtedness is rated by each Rating Agency then rating the outstanding Securities at the request of the Member or the Company, or unless the Rating Agency Condition is satisfied;

(xi)                              not create, incur or assume any indebtedness or issue any security or sell or transfer any Receivables or Underlying ABS to a Trust or other Person which issues a security relating to the receivables or Underlying ABS unless the debt or security holders agree or are considered to have agreed that, before the date that is one year and one day (or, if longer, any applicable preference period) after the payment in full of all of the debt or securities of the Company and all of the debt or securities issued through the Trusts, they will not to start or pursue, or join any other Person in starting or pursuing, against the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law;

(xii)                           operate so that it would not be substantively consolidated for purpose of applicable bankruptcy laws with another entity;

(xiii)                        have a sufficient number of Managers and other authorized agents to manage its operations; and

(xiv)                       maintain adequate capital in light of its contemplated business operations.

(b)                                 Corporate Formalities.  The Company will follow all limited liability company formalities, including the maintenance of minute books, and the Company will cause its financial statements to be prepared according to generally accepted accounting principles modified in manner that indicates the separate existence of the Company and its assets and liabilities.  The Company will not assume the liabilities of the Member or its Affiliates, and will not guarantee the liabilities of the Member or its Affiliates.  The Board of Managers of the Company will make decisions about the business and operations of the Company independent of, and not dictated by, the Member or its Affiliates.

(c)                                  Indemnification by Member.  The Member in its own capacity (i) may pay fees and expenses of and indemnify the Trustees and other service providers for the Trusts and (ii) may indemnify any underwriter, placement agent, initial purchaser for resale or other Person performing similar functions for the issuance of any Securities.

Section 2.6.                                 Financial and Tax Reporting.

(a)                                 Fiscal Year.  The fiscal year of the Company for financial and tax reporting purposes will end on December 31 of each year.

(b)                                 Tax Characterization.  The Member intends that the Company not be a separate entity for purposes of federal income tax or state or local income, franchise or other taxes.

Section 2.7.                                 Term.  Unless terminated according to this Agreement and the Act, the Company will have perpetual existence.

ARTICLE III
THE MEMBER

Section 3.1.                                 Member.  The name and address of the Member is as follows:

Ford Motor Credit Company LLC

One American Road

Suite 2411

Dearborn, MI  48126

Attention:  Corporate Secretary

Section 3.2.                                 Powers of Member.  The Member (acting in that capacity) has the authority to take all actions stated in the Certificate of Formation and this Agreement.

Section 3.3.                                 Limited Liability of Member.  Unless stated in any Basic Document, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and the Member will not be obligated personally for any debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

Section 3.4.                                 Special Member.  On the occurrence of any event that causes the Member to cease to be a member of the Company (other than (a) on an assignment by the Member of all of its interest in the Company and the admission of the assignee under Section 3.5 or (b) the resignation of the Member and the admission of an additional member of the Company under Section 3.5), each Independent Manager will automatically be admitted to the Company as a Special Member and will continue the Company without dissolution.  No Special Member may resign from the Company or transfer its rights as a Special Member.  Each Special Member will automatically cease to be a member of the Company upon the admission to the Company of a Substitute Member, but will continue to be an Independent Manager.  On the occurrence of any event that causes the last remaining Member to cease to be a member of the Company, the personal representative of the Member is authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of the Member in the Company, appoint a Person as a substitute member of the Company (a “Substitute Member”).  Each Special Member will be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the Company’s assets.  Under Section 18-301 of the Act, a Special Member will not be required to make any capital contributions to the Company and will not receive a limited liability company interest in the

Company.  A Special Member, in its capacity as a Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act, a Special Member, in its capacity as a Special Member, has no right to vote on, approve or consent to any action by, or matter relating to, the Company, including the merger, consolidation or conversion of the Company.  To implement the admission to the Company of each Special Member, each Independent Manager will execute a counterpart to this Agreement.  Before its admission to the Company as Special Member, no Independent Manager will be a member of the Company.

Section 3.5.                                 Assignments; Additional Members.

(a)                                 Assignments.  The Member may sell, assign or transfer in whole but not in part its interest in the Company without the consent of the Board of Managers or any other Person, except that, so long as any Securities are outstanding, the Member may not sell, assign or transfer its interest in the Company unless the Rating Agency Condition is satisfied.  On the assignment by the Member of all of its limited liability company interest in the Company under this Section 3.5(a), the assignee will be admitted to the Company as a member of the Company on its execution of a document stating its agreement to be bound by this Agreement.  Admission will be considered effective immediately before the assignment and, immediately following admission, the assignor Member will cease to be a member of the Company.  Any successor to the Member by merger or consolidation as permitted by the Basic Documents and this Agreement will, without any further act, be the Member under this Agreement, and the merger or consolidation will not be an assignment for purposes of this Agreement and the Company will continue without dissolution.

(b)                                 Resignation of Members.  So long as any Securities are outstanding, the Member may not resign, except as permitted by the Basic Documents and if the Rating Agency Condition is satisfied.  If the Member is permitted to resign under this Section 3.5(b), an additional member of the Company will be admitted to the Company with the consent of the resigning Member, on its execution of a document agreeing to be bound by this Agreement.  Admission will be considered effective immediately before the resignation and, immediately following admission, the resigning Member will cease to be a member of the Company.

(c)                                  Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member.  However, so long as any Securities are outstanding, no additional Member may be admitted to the Company unless the Rating Agency Condition is satisfied.

ARTICLE IV
MANAGEMENT OF COMPANY;
BOARD OF MANAGERS; OFFICERS

Section 4.1.                                 General Management.  Other than matters reserved under this Agreement or under the Act to the Member for decision, the business and properties of the Company will be managed by a board of managers (the “Board of Managers”) with the power to appoint officers of the Company, to appoint and direct agents, to grant general or limited authority to officers, employees and agents of the Company and to execute and deliver contracts and other documents in the name and on behalf of the Company.

Section 4.2.                                 Appointment and Term.  The Member may appoint persons to serve as the managers (each, a “Manager”) on the Board of Managers.  Managers will serve until their successors are appointed by the Member or until their earlier death, disability, resignation, retirement or removal.  Each Manager is designated as a “manager” of the Company under Section 18-101(10) of the Act.

Section 4.3.                                 Size of Board; Independent Managers.

(a)                                 Size of Board.  The Board of Managers will have not less than three nor more than five Managers.  The number may be increased or reduced by amendment of this Agreement.  The Board of Managers will have five individuals, two of which will be Independent Managers.  As of the date of this Agreement, the Board of Managers consists of the following Managers:

Samuel P. Smith

Jane L. Carnarvon

Susan J. Thomas

Frank B. Bilotta, as Independent Manager

Bernard J. Angelo, as Independent Manager

(b)                                 Independent Managers.  The Board of Managers of the Company will include at least two Managers who are Independent Managers.  So long as any Securities are outstanding, this Section 4.3(b) will not be amended without the affirmative vote or written consent of all of the members of the Board of Managers (including the Independent Managers).  When voting on matters subject to the vote of the Board of Managers, including those matters stated in Section 4.3(c), even if the Company is not then insolvent, the Independent Managers will take into account the interests of the creditors of the Company and the Trusts as well as the interests of the Company.   Except as stated in Section 4.3(b) or 4.3(c), any action permitted or required to be taken by the Board of Managers may be taken by a simple majority of the members of the Board of Managers excluding the Independent Managers.  The Board of Managers may delegate the day-to-day management of the Company to an individual or entity that may or may not be a Manager.  The actions stated in Sections 4.3(b) and 4.3(c) will be the only actions by the Board of Managers that will require the affirmative vote or written consent of all of the members of the Board of Managers including the Independent Managers.

(c)                                  Restricted Activities.  The Company may not, without the affirmative vote or written consent of all of the members of the Board of Managers (including two Independent Managers):

(i)                                     engage in any business or activity other than the Permitted Activites;

(ii)                                  amend Section 2.4 to permit the Company to engage in any business or activity other than the Permitted Activities;

(iii)                               if permitted by law, dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer the Company’s properties and assets substantially as an entirety to any entity; or

(iv)                              start proceedings to be adjudicated bankrupt or insolvent, or consent to the start of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a substantial part of the Company’s property, or make any assignment for the benefit of creditors, or admit in writing the Company’s inability to pay the Company’s debts generally as they become due, or take corporate action in furtherance of any such action.

(d)                                 Meetings.  Meetings of the Board of Managers may be called by any Manager on two business days’ prior notice to each other Manager.  The presence of a majority of the Managers then in office will be a quorum at any meeting of the Board of Managers.  All actions of the Board of Managers will require the affirmative vote of a majority of the Managers then in office.  Meetings of the Board of Managers may be conducted in person or by conference telephone facilities.  Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting and without prior notice if the number of Managers sufficient to approve the action under this Agreement consent in writing.

Section 4.4.                                 Power to Bind Company.  Notwithstanding the last sentence of Section 18-402 of the Act, only the Managers and Authorized Officers (acting in those respective capacities) have authority to bind the Company to any third party on any matter.

Section 4.5.                                 Restrictions on Power.  The Board of Managers will not have the authority to:

(a)                                 cause the Company to do any acts that violate or breach any Basic Document or other agreement entered into by the Company;

(b)                                 take any action that violates the Act, the Certificate of Formation or this Agreement;

(c)                                  take any action that would make it impossible to carry on the ordinary business of the Company;

(d)                                 admit any Person as a member of the Company;

(e)                                  knowingly perform any act that would subject the Member to loss of limited liability in any jurisdiction; or

(f)                                   except as permitted under Section 9.1, take any action to amend or modify the Certificate of Formation or this Agreement.

Section 4.6.                                 Obligations of Managers.

(a)                                 Maintain Company Existence.  Subject to Section 4.3(c)(iii), so long as any Securities are outstanding, the Board of Managers will take all action that may be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and in each other jurisdiction necessary to protect the limited liability of the Member or to enable the Company to conduct the Permitted Activities).

(b)                                 Conduct of Company Business.  Each Manager will devote to the Company the time the Manager determines is necessary to conduct the Company’s business in an appropriate manner.

(c)                                  Limited Liability of Member.  The Board of Managers will use commercially reasonable efforts, in the conduct of the Company’s activities and business, to put all Persons with whom the Company deals on notice that the Member is not liable for the Company’s obligations and all agreements to which the Company is a party will state that the Company is a limited liability company formed under the Act.

(d)                                 Tax Returns and Payments.  The Board of Managers will prepare or cause to be prepared and will file or cause to be filed on or before the due date any federal, state or local tax returns required to be filed by the Company.  The Board of Managers will cause the Company to pay any taxes payable by the Company.  The Managers will not be required to cause the Company to pay any tax so long as the Company is contesting in good faith and by appropriate legal proceedings the validity, applicability or amount of the tax and the contest does not materially affect any right or interest of the Company.

(e)                                  Registrations and Qualifications.  The Board of Managers will cause the Company to be formed or qualified to engage in investment activities for Permitted Activities, or be registered under any applicable assumed or fictitious name statute or similar law in any state in which the Company then makes investments or transacts business, if the formation, reformation, qualification or registration is necessary or desirable in order to protect the limited liability of the Member or to permit the Company lawfully to own or make investments or transact business.

Section 4.7.                                 Resignation.  Any Manager may resign at any time on written notice of resignation to the Member.  Any resignation will be effective immediately unless another effective date is stated in the notice.  Acceptance of a resignation will not be necessary to make it effective.

Section 4.8.                                 Removal of Managers.  Any Manager may be removed, with or without cause, by the Member, provided that if there are fewer than two Independent Managers after any removal, the Manager will be replaced by an Independent Manager.

Section 4.9.                                 Filling of Vacancies.  For any increase in the number of Managers, or a vacancy in the Board of Managers, the additional Manager will be appointed by the Member.

Section 4.10.                          Managers’ Compensation.  Managers may receive reasonable compensation for their services with expenses, if any, determined by the Board of Managers and the Member.  The compensation and expense will be paid by the Member.

Section 4.11.                          Officers.

(a)                                 Authorized Officers.  The Board of Managers may appoint authorized officers of the Company (“Authorized Officers”) who may, on behalf of the Company, execute agreements to which the Company is a party and any document or certificate to be delivered for them or under them. Any Authorized Officer will have the right and authority to perform duties the Board of Managers delegates to them.  Each Authorized Officer will hold office for the term for which the Authorized Officer is appointed and until a successor is appointed and qualified or until the Authorized Officer’s death, resignation or removal.  A Person may hold multiple offices.  No Authorized Officer need be a Manager, the Member, a Delaware resident, or a United States citizen.

(b)                                 Right and Authority.  Each Authorized Officer has the right and authority to take all actions specifically stated in the Certificate of Formation or this Agreement which may be taken by the Company or which the Authorized Officer considers necessary or advisable for the management and conduct of the Company’s business.

(c)                                  Removal.  Any Authorized Officer of the Company may be removed, with or without cause, by the Board of Managers at any time.  Any Authorized Officer of the Company may resign at any time by notice to the Company.  Resignation will be made in writing and will take effect at the time stated in the notice or, if no time is stated, at the time the Board of Managers receives the notice.  Any vacancy occurring in any office of the Company may be filled by the Board of Managers.  The compensation, if any, of the Authorized Officers of the Company will be determined by the Board of Managers.

Section 4.12.                          Duties of Managers and Officers.  Each Manager and officer of the Company has a fiduciary duty of loyalty and care similar to that of directors and officers of for profit business organizations organized under the General Corporation Law of the State of Delaware.

ARTICLE V
CAPITAL STRUCTURE AND CONTRIBUTIONS

Section 5.1.                                 Capital Structure.  Ford Credit is the sole member of the Company with an interest of 100% in the Company.

Section 5.2.                                 Capital Contributions.  The Board of Managers may determine that the Company requires capital and may request the Member to make capital contributions in an amount determined by the Board of Managers.  The Member may, but is not required, to make additional capital contributions.  A capital account will be maintained for the Member, to which contributions and profits will be credited and against which distributions and losses will be charged.

ARTICLE VI
PROFITS AND LOSSES; DISTRIBUTIONS

Section 6.1.                                 Profits and Losses.  For financial accounting and tax purposes, the Company’s net profits or net losses will be determined on an annual basis in the manner as determined by the Board of Managers.  In each year, profits and losses will be allocated entirely to the Member.

Section 6.2.                                 Distributions.  The Board of Managers will cause the Company to distribute any cash held by it which is neither reasonably necessary for the operation of the Company or the performance of its obligations under the Basic Documents nor in violation of Sections 18-607 or 18-804 of the Act or for any Permitted Activities.  The distributions of the Company will be allocated entirely to the Member.

ARTICLE VII
LIABILITIES; INDEMNIFICATION

Section 7.1.                                 Limitation on Liability.  Notwithstanding any other terms of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Member, the Managers or any of their officers, directors, stockholders, partners, employees, representatives or agents, nor any officer, employee, representative or agent of the Company or its Affiliates will be liable to the Company or any other Person for any act or omission taken or omitted by that Person bound by this Agreement in the reasonable belief that the act or omission is in, or not contrary to, the best interests of the Company and is within the scope of authority granted to that Person by this Agreement if the act or omission is not fraud, willful misconduct, bad faith or gross negligence.

Section 7.2.                                 Indemnification.

(a)                                 Indemnification.  Subject to Section 7.2(f), any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member, Manager, officer, employee, agent or legal representative of the Company (each, an “Indemnified Party”), will be indemnified and held harmless by the Company if legally permissible against all expenses, claims, damages, liabilities and losses (including judgments, interest on judgments, fines, charges, costs, amounts paid in settlement, expenses and attorneys’ fees incurred in investigating, preparing or defending any action, claim suit, inquiry, proceeding, investigation or any appeal taken by or before any court or governmental, administrative or other regulatory agency, body or commission), whether pending or merely threatened, whether or not any Indemnified Party is or may be a party, including interest on any of them, for the management or conduct of the business of the Company, except for any such amounts if they are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Parties or willful violations of this Agreement by the Indemnified Parties.  The Indemnified Parties may consult with counsel and accountants for the business of the Company and will be fully protected and justified, if allowed by law, in acting, or failing to act, if the action or failure to act is consistent with the advice or opinion of counsel or accountants.

(b)                                 Effect of Judgment.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the Person seeking indemnification did not act in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interest of the Company or its creditors, and, for any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful.  Entry of a judgment by consent as part of a settlement will not be considered a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

(c)                                  Expenses.  Subject to Section 7.2(f), expenses (including attorneys’ fees and disbursements) incurred by an Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Managers in the specific case on receipt of an agreement by or on behalf of the Indemnified Party to repay that amount unless it is determined that the Person is entitled to be indemnified by the Company.  Expenses (including attorneys’ fees and disbursements) incurred by other employees or agents of the Company in defending in any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company on terms and conditions the Board of Managers determined are appropriate.

(d)                                 No Personal Liability.  No Manager of the Company will be personally liable to the Company for monetary damages for any breach of fiduciary duty by that person as a Manager.  However, a Manager will be liable if provided by applicable law (i) for breach of the Manager’s duty of loyalty to the Company or the Member, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the Manager derived an improper personal benefit.

(e)                                  No Exclusive Remedy.  The indemnification and advancement of expenses provided by this Section 7.2 will not be considered exclusive of any other rights to which those seeking indemnification or advancement may by entitled under any agreement, vote of the Board of Managers or otherwise, both for action in an official capacity and for action in another capacity while holding that office, and will continue for a Person who has ceased to be a Manager, employee or agent and will inure to the benefit of the heirs, executors and administrators of that Person.

(f)                                   Limited Recourse.  Any amounts payable by the Company according to this Section 7.2 will be payable solely up to funds available therefor and actually received by the Company under the Basic Documents, from capital contributions or for other Permitted Activities.  The Company’s obligations under this Section 7.2 will not be a claim against the Company if the Company does not have funds to make payment of those obligations.  Any claim that an Indemnified Party may have at any time against the Company that it may seek to enforce under this Agreement will be subordinate to the payment in full, including post-petition interest, if the Company becomes a debtor or debtor in possession in a case under any applicable federal or state bankruptcy, insolvency or other similar law now or later in effect or subject to any insolvency, reorganization, liquidation, rehabilitation or other similar proceedings, of the claims of the holders of any Securities which are collateralized or secured by the assets of the Company.

Section 7.3.                                 Survival of Indemnification.  The indemnities in Section 7.2 will survive the resignation, removal or termination of any Indemnified Party or the termination of this Agreement.  Any repeal or modification of this Article VII will not adversely affect any rights of the Indemnified Party under this Article VII, including the right to indemnification and to the advancement of expenses of an Indemnified Party existing at the time of the repeal or modifications for any acts or omissions occurring before the repeal or modification.

ARTICLE VIII
OTHER AGREEMENTS

Section 8.1.                                 Dissolution of the Company.

(a)                                 Dissolution Events.  The Company will be dissolved on any of the following events:

(i)                                     the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued as permitted by this Agreement or the Act; or

(ii)                                  the entry of a decree of judicial dissolution under the Act.

(b)                                 No Remaining Member.  On the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, if permitted by law, the personal representative of the member is authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of the member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member in the Company.

(c)                                  Insolvency of Member.  An Insolvency Event for the Member or a Special Member will not cause the Member or Special Member to cease to be a member of the Company and on the occurrence of an Insolvency Event for the Member or a Special Member, the business of the Company will continue without dissolution.

(d)                                 Waiver of Right to Dissolve.  Each of the Member and the Special Members waives any right it might have to agree in writing to dissolve the Company on an Insolvency Event for the Member or a Special Member, or the occurrence of an event that causes the Member or a Special Member to cease to be a member of the Company.

Section 8.2.                                 Waiver of Partition; Nature of Interest.  Except as stated in this Agreement, if permitted by law, each of the Member and the Special Members irrevocably waives any right or power that the Person might have to cause the Company or its assets to be partitioned, to cause the appointment of a receiver for all or any part of the assets of the Company, to compel any sale of all or any part of the assets of the Company under any applicable law or to file a complaint or to start any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member will not have any interest in any specific assets of the Company, and the Member will not have the status of a creditor for any distribution under Section 6.2.  The interest of the Member in the Company is personal property.

Section 8.3.                                 Limited Liability Company.  The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

Section 8.4.                                 Binding Agreement.  The Member agrees that this Agreement is a legal, valid and binding agreement of the Member, enforceable against the Member by the Independent Managers according to its terms.

ARTICLE IX
MISCELLANEOUS

Section 9.1.                                 Amendments.  Except as stated in Section 4.5(f) for amendments required by law, this Agreement and the Certificate of Formation may be amended only in writing by the Member existing at the time of this Agreement.  However, so long as any Securities issued by any Trusts are outstanding, no amendment will be effective without satisfaction of the Rating Agency Condition, and Sections 4.3(b) and 4.3(c) may be amended only with the affirmative vote or written consent of all of the members of the Board of Managers (including two Independent Managers).  An amendment will become effective as of the date stated in the approval of the Member or if none is stated as of the date of approval or as stated in the Act.

Section 9.2.                                 Benefit of Agreement.  This Agreement will bind and benefit the Member and its permitted successors and assigns.  This Agreement will not be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member.  Nothing in this Agreement will be considered to create any right in any Person (other than the Indemnified Parties) not a party to this Agreement, and this Agreement will not be construed to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 8.4).

Section 9.3.                                 Governing Law.  THIS AGREEMENT WILL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF DELAWARE.

Section 9.4.                                 Severability.  If a part of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining Agreement and will not affect the validity, legality or enforceability of the remaining Agreement.

Section 9.5.                                 Headings.  The headings in this Agreement are included for convenience and will not affect the meaning or interpretation of this Agreement.

Section 9.6.                                 Counterparts.  This Agreement may be executed in multiple counterparts.  Each counterpart will be an original and all counterparts will together be one document.

[Remainder of Page Left Blank]

EXECUTED BY

FORD CREDIT AUTO RECEIVABLES TWO LLC

	By:	FORD MOTOR CREDIT COMPANY LLC,
as Member

	By:	/s/ Susan J. Thomas
		Name:	Susan J. Thomas
		Title:	Secretary

INDEPENDENT MANAGERS

/s/ Frank D. Bilotta
Frank D. Bilotta
as Independent Manager

/s/ Bernard J. Angelo
Bernard J. Angelo
as Independent Manager

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]